Exhibit 10.43

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

DATE: 31/03/2016                                                     2016

PORT OF FUJAIRAH

and

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZC

common user pipe rack 3 concession agreement

related to the ownership, operation and
concession of right to use of a common user
pipe rack and related infrastructure facilities

THIS COMMON USER PIPE RACK 3 CONCESSION AGREEMENT is made this 31st day of March 2016 (the “Effective Date”).

BETWEEN:

(1)	PORT OF FUJAIRAH, an authority established by Emiri Decree Number 1 of 15 February 1984, with its registered address at PO Box 787, Fujairah, United Arab Emirates (“POF”), and

(2)	BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZC is a company duly incorporated under the free zone Laws of the Emirate of Fujairah, United Arab Emirates (“UAE”), with license number 3090, registered address P.O. Box 50170. Fujairah being a user of the CUPR3 (the “User”).

WHEREAS:

(A)	The User is in the business of dealing in Petroleum Products via the Port Facilities.

(B)	POF is the owner and operator of the Port of Fujairah and owns/controls the land on which the CUPR3 is erected.

(C)	POF, at the request of and by an informal arrangement with the Collective Users of the CUPR3, has commissioned the CUPR3 carrying the pipelines of the Collective Users which are connected to their facilities and to the POF M.M.

(D)	The User acknowledges that the Port owns and manages the CUPR3 for it and the Collective Users to use.

(E)	POF as owner of CUPR3 will provide maintenance of the CUPR3 on terms and conditions set forth in this Agreement.

(F)	POF and the User now wish to enter into this Agreement to set out their respective roles, duties, rights, obligations and interests in relation to the CUPR3.

NOW THEREFORE, IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms not otherwise defined in this Agreement have the meanings assigned there to in this Clause 1.1 as follows:

“AED” means the lawful currency of the U.A.E.

“Agreement” means this Agreement.

“Applicable Laws” means, with respect to the Parties or any person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, government approvals, directives, requirements, policies, procedures and standards enacted or adopted by the Emirate of Fujairah or the Federal Government of the U.A.E. and shall include the International Ship and Port Facility Security Code, all relevant applicable international conventions implemented in the U.A.E. and the Consents.

“Collective Users” means all users of the CUPR3 present and future and shall include the specific User party to this Agreement, as defined.

“Collective Users’ Facilities” means the tanks, storage and pipelines and such other facilities of the Collective Users.

“Consents” means all authorisations, consents, decrees, licenses, permits, waivers, privileges and approvals from all filings with the Governmental Instrumentalities necessary for the performance of the obligations of the Parties to this Agreement, including any approval, consent, license, or other authorisation that is required from any Governmental Instrumentality under the laws of the Emirate of Fujairah or the U.A.E.

“CUPR3” means the common user pipe rack, designated pipe rack No.3 by Port of Fujairah and shown in the attached diagram, physically supporting the collective Users pipelines, which provides common access for the Products of the Collective Users to the Port Facilities.

“Effective date” means the date of execution of this Agreement.

“Force Majeure” means any event, act or circumstance beyond the control of the Parties, acting reasonably and prudently, including, but not limited to, the following:

(a)	Act of God, fire, flood, lightning, storm, typhoon, earthquake, perils of the sea, soil erosion, or epidemics;

(b)	War, battle, revolution, riot, civil disturbances, looting, insurrection, sabotage, acts of public enemies, blockage, boycott, or embargo;

(c)	Strikes, lockouts, or other industrial disturbances; provided, however, that the resolution of any strike, lockout, or other industrial disturbance shall be deemed to be within the control of either Party affected thereby if the same may be resolved by acceding to the lawful and reasonable demands of other parties to any labour dispute giving rise to such circumstance;

(d)	Rupture or explosion of or damage to equipment, mechanical breakdown of equipment, failure of equipment (excluding mal operation or rupture breakdowns or failure of equipment that are attributed to maintenance, or lack thereof, that has not been performed in accordance with the manufacturers’ recommendations), water used to extinguish fires, burst pipe, breached bund, damage by aircraft or vessel, obstructions to shipping or roads that prevent access to or egress from the POF Facilities and any other facilities, terminals and installations of POF;

(e)	Compliance with laws, regulations, directions, orders, and acts of any Governmental Instrumentality; provided, however, that acts of a Governmental Instrumentality shall not constitute an event, act or circumstance of Force Majeure with respect to any obligation of POF hereunder unless the same are general application to all industries at the Port, in all regions of the U.A.E., and are not discriminatory against the User;

(f)	Specifically excluded from Force Majeure conditions are delayed by Government of Fujairah and/or POF in placing contracts for construction of, and financing of contracts for the design, build, and placing into service of CUPR3 unless caused by Force Majeure conditions (a) to (e) above.

“Fujairah Government” means the Government of the Emirate of Fujairah.

“Good Industry Practice” means the exercise of the degree of skill, diligence, prudence and practice which could reasonably and ordinarily be expected from a skilled and experienced operator engaged (a) in respect of POF; in the operation of a port facility comparable in capacity and type to the Port of Fujairah (b) in respect of the User operations comparable in nature to the User’s operations, taking into account, in either case, the location of the port of Fujairah, the Collective User’s Facilities and the prevailing circumstances.

“Governmental Instrumentality” means the federal government of the U.A.E., the Fujairah Government or any ministry, department or political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other governmental entity, instrumentality, agency, authority, corporation, committee or commission under the direct or indirect control of the Fujairah Government including successors and assigns of the same and any privatised agency or body established by the Fujairah Government as successor to the functions of the same.

“Party” means POF or the User, as the case may be, and “Parties” means collectively the POF and the User.

“Port of Fujairah” or “POF” means the Port of Fujairah described hereinabove and includes the land on which the CUPR3 has been constructed.

“POF Facilities” means the facilities of POF which are connected to the CUPR3.

“POF M.M.” means the Port of Fujairah matrix manifold.

“Port Ordinance” means the Port of Fujairah Ordinance of 1982 as replaced or amended from time to time.

“Port Regulations” means any rules, regulations, ordinances, procedures, directives, requirements, policies, standards or information of any kind, whether currently in force or introduced from time to time, produced by POF in connection with the Port and with which users of the Port (including the Company) and its Customers) are required to comply with including the Port Ordinance, the Port Guidelines, Port Rules for operations and the Tariffs.

“Products” means all petroleum products of the User.

“Released Claims” means any claim whatsoever and howsoever arising out of or in connection with any damage suffered by the User in connection with the CUPR3 use and operation and caused by: (i) any of the other Collective Users, (ii) Force Majeure, and/or (iii) external factors, all including but not limited to, shut down time due to maintenance and repairs and/or damages due to negligence and/or lack of maintenance by the maintenance company that may be appointed by POF under Clause 5.1.

“Term” has the meaning set forth in Clause 8 hereof.

“U.A.E.” means the United Arab Emirates.

1.2	In the interpretation of this Agreement, unless the context otherwise requires:

(a)	references to “persons” include individuals, corporations, limited liability companies, bodies corporate, association, partnerships, unincorporated entities, and any organisation having legal capacity and any Governmental Instrumentality (whether or not having a separate legal personality);

(b)	where the context admits, the singular include the plural and vice versa, and words importing any gender include the other gender;

(c)	references to any Party or person mean and include a reference to that Party or person, its successor in title, permitted assignees, estates and legal personal representatives;

(d)	reference to this Agreement or any other document include (i) this Agreement or such other document (as the case may be) as amended, supplemented or novated from time to time, and (ii) any document that amends, supplement or novates this Agreement or, as the case may be, such other document notwithstanding any change in the identity of the Parties, and (iii) any all schedules, appendices, exhibits, annexes and tables to this Agreement or to any such other document; provided, however, that no Party shall assume any additional obligation or liability under this Agreement by reason of any such amendment, supplement or novation unless such Party has consented to the same in writing;

(e)	The table of contents and the headings to Clauses, Appendices and paragraphs of this Agreement are inserted for convenience and are to be ignored in construing and interpreting the provisions of this Agreement.

1.3	The Schedules together with the Appendices, attached hereto are incorporated herein by reference to and form a part of this Agreement. In the event of any conflict, discrepancy or inconsistency between this Agreement and any provision of any Schedule, the provisions of this Agreement and any provision of any Schedule, the provisions of this Agreement together with the Appendices (not including the Schedules) shall prevail.

1.4	This Agreement expresses and incorporates the commercial agreement between the Parties in relation to the subject matter and is subject to the Port Rules and Regulations for the time being in force.

2.	FINANCE AND CONSTRUCTION

2.1	The User acknowledges that the costs of the construction of the CUPR3 have been paid in advance by POF.

2.2	The User shall be charged a fee in proportion to its utilization of the CUPR3.

2.3	Any amounts which have been paid by the User prior to execution of the Agreement are to be considered as advance payment(s) towards the applicable fees as set forth in Clause 11.1.

3.	OWNERSHIP

The User hereby confirm that ownership and legal title to the CUPR3 are vested in POF and the User has no claim, interest or entitlement in the CUPR3 other than as expressly provided in this Agreement.

4.	GRANT OF RIGHTS

4.1	POF hereby grants to the User a non-exclusive right to:

(a)	Subject to successful application to POF, position its pipe(s) on the CUPR3, as directed by POF in its sole discretion;

(b)	Utilise the CUPR3, on a non-exclusive, collective, basis as may be allocated to the Users by POF, including access right for the User, on the terms and conditions set forth in this Agreement;

(c)	Exercise and enjoy all incidental rights, including any rights reasonably necessary for the User to enjoy the rights granted by this Agreement.

4.2	For the avoidance of doubt, it is understood and agreed that the User shall not own the CUPR3 and that the CUPR3 and all related infrastructure shall remain the property of POF throughout the Term.

5.	ADMINISTRATION AND MAINTENANCE

5.1	POF shall be responsible for the administration and the continued maintenance of the CUPR3. Such obligation shall be free from the assumption of any liability by POF whatsoever, unless caused by its wilful misconduct. In this regard POF shall:

(a)	maintain the CUPR3 in accordance with Good Industry Practice;

(b)	carry out periodic inspections and maintenance, including painting, as may be required;

(c)	attend to any breakdown or emergency situations;

(d)	respond appropriately to the User’s notification and complaints, if any;

(e)	insure the CUPR3 in accordance with Clause 13.2 and pursue all insurance claims;

(f)	endeavour to keep the User advised of any extraordinary circumstances leading to stoppage of the CUPR3 service, however POF shall not be liable for damage arising out of any stoppage of services due to non-availability of the CUPR3 for any reason whatsoever.

5.2	POF’s maintenance obligation mentioned in Clause 5.1 can be discharged either by POF directly or by appointment by POF (in its own absolute discretion) of a company to carry out the maintenance of the CUPR3, and such appointment shall be final evidence of POF having in all respects carry out its maintenance obligations in a professional manner with due care and diligence. Following such appointment POF will use best endeavours to resolve any outstanding concerns the User may have with the performance of such maintenance.

5.3	In order to fully discharge the requirements listed above, POF may, in its sole discretion, subcontract the whole or part of the works or nominate a company which shall be responsible for the whole maintenance services towards POF and the User. POF shall have the sole right, in its absolute discretion, to appoint subcontractors or to nominate and remove any maintenance service providers.

5.4	Without prejudice to the foregoing, POF shall promptly notify the User of any circumstance or event relating to the maintenance of the CUPR3 that is likely to have an impact on the use of the CUPR3 by the User.

5.5	The User, when utilising the CUPR3, shall act as a single operator.

6.	TITLE

Nothing in this Agreement shall provide POF with any right or interest in the Products or User’s Facilities, and likewise the User shall have no right or interest whatsoever in the CUPR3.

7.	RISK OF LOSS OR DAMAGE

7.1	Notwithstanding anything else contained in this Agreement, POF shall not be responsible for loss or damage to customer properties and personnel including their pipelines and products, howsoever caused, including without limitation Force Majeure, third party damage, and loss or contamination to any Products passing through the User’s Facilities on the CUPR3, unless caused by the wilful misconduct of POF.

7.2	In the event of any damage caused by the User to any other Collective User:

(a)	the entity which suffered damage shall only have recourse against the User, and shall only pursue its claim directly with the User, and not POF; and

(b)	the User agrees not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against POF or its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors any action, suit or other proceeding concerning the Released Claims, in any jurisdiction.

7.3	In the event of any damage to the CUPR3 by external sources (including but not limited to damages due to negligence and/or lack of maintenance by the maintenance company that may be appointed by POF under Clause 5.1) the responsibility of the POF shall be limited to remedying the defects and any liability whatsoever of the POF towards the User is hereby expressly excluded and waived by the User.

7.4	The User expressly waives any claim for indirect or consequential losses against POF under any circumstances.

8.	TERM, TERMINATION, EXTENSION

8.1	This Agreement comes into force on the Effective Date.

8.2	The duration of this agreement is 25 (twenty five) years from the commissioning date of CUPR3.

8.3	The Parties agree in principle that this Agreement may be extended for a further period of time (the “Extended Term”); however, such extension is subject to mutual agreement on the renewal of the Agreement’s terms.

9.	TERMS OF USE

9.1	Without limiting the generality of its obligations under this Agreement including but without limitation, as required by Applicable Laws, at all times during the Term, POF shall:

(a)	grant the User the right to use the CUPR3:

(i)	in a commercially reasonable manner and in accordance with the provisions of this Agreement;

(ii)	in accordance with Good Industry Practice, the Port Ordinance, and the Port Regulations and any amendments thereto; and

(iii)	in accordance with POF’s Standard of Use and any amendments thereto.

(b)	provide the User with the operation and maintenance services described in Clause 5.

9.2	Notwithstanding anything else in this Agreement, POF shall not be responsible or liable for any malfunction whatsoever of the CUPR3 unless caused by its wilful misconduct.

10.	OBLIGATIONS OF THE USER

10.1	Without limiting its obligations under this Agreement, at all times during the Term, the User shall:

(a)	duly and properly perform its obligations under this Agreement:

(i)	in a commercially reasonable manner and in accordance with the provisions of this Agreement;

(ii)	in accordance with Good Industry Practice and with the standards of skill, diligence, prudence and foresight required there under;

(iii)	in accordance with the Port Ordinance and the Port Regulations.

(b)	pay POF the fees and charges as set forth in Clause 11 in full and on due dates;

(c)	promptly notify POF of any emergency situation, or any defects requiring remedy;

(d)	ensure that appropriate safety arrangements are in place;

(e)	follow the reasonable instructions of POF in relation to the User’s operations in Fujairah;

(f)	give all required notices and procure and maintain at their own expense all consents necessary for them to perform this Agreement; and

(g)	use their best endeavours to obtain revisions to their Consents, as needed from time to time, to ensure that such Consents allow the performance of their duties and obligations, and exercise of their respective rights.

10.2	It is further agreed and understood that the User shall:

(a)	use the CUPR3 in compliance with the highest standards of skill, diligence, prudence and foresight required; and

(b)	install and remedy defects in their pipes and equipment so as not to cause damage or loss to other Collective Users; and

(c)	comply with reasonable requirements set out by Port of Fujairah, from time to time, for CUPR3 use.

11.	FEES AND CHARGES

11.1	Concession Fees. The concession fees, as detailed in Appendix 1, which have been determined by POF in proportion to the User’s pipeline requirements, shall be paid by the User upon demand for payment as made by POF.

11.2	Annual Charges. POF shall charge the User, in proportion to the User’s CUPR3 requirements, Annual charges (including Administration and maintenance for the services described in Clause 5) (the “Annual Charges”). Such charges shall be invoiced periodically and balanced on yearly basis.

11.3	Review. The User recognises that the effective amount of the Annual Charges will require periodic review by POF and the User accordingly agrees and undertakes to be bound by any decision taken by POF in this regard.

11.4	Payment Terms. Payment terms for the Annual Charges shall be 15 days from date of the POF invoice. Each invoice (or supporting documentation accompanying the invoice) shall provide the applicable charges details.

11.5	Items in Dispute. POF invoices shall be accompanied by all reasonably necessary supporting data and information, however, even if an invoice is disputed by the User, either in part or in the whole, the User shall make the payment on the due date and shall liaise with POF for resolution. Where applicable a credit note or refund may be issued by POF in the case of manifest errors in calculation.

12.	ENVIRONMENTAL, HEALTH, SAFETY AND SECURITY MATTERS

The User shall comply with the Port Ordinance, the Port Regulations, and all other relevant marine laws applicable in the U.A.E. in connection with their respective business operations and comply with the environmental health, safety and security and all other relevant environmental laws applicable in the U.A.E.

13.	INSURANCE

13.1	The User shall ensure that it is adequately insured, at all times for the duration of the Term, for all risks to be assumed by it under this Agreement to the reasonable satisfaction of POF. POF may request to be provided, and the User agrees it shall provide within three (3) days of such request by POF, evidence that such insurance is in place.

13.2	POF shall insure the CUPR3 for property risk and for any other risks as may be required. For the sake of clarity POF insurance will not include any assets or obligations of the users towards each other or towards the third parties.

14.	TERMINATION, EVENTS OF DEFAULT AND REMEDIES

14.1	Termination. This Agreement shall be terminated upon the first to occur of any of the following:

(a)	an agreement in writing between the Parties to terminate this Agreement; or

(b)	failure by the User to make payment of any amounts due to POF under this Agreement, which failure continues for a period of 45 (forty five) days after notice of such failure is given by POF to the User; or

(c)	a notice of termination from the non-Defaulting Party to the Defaulting Party upon the occurrence of an Event of Default which, where capable of remedy, has not been remedied within ninety (90) days’ of notice from the non-Defaulting Party to remedy, provided that an Event of Default shall not be deemed to have occurred hereunder if such failure can reasonably be remedied, but not within such ninety (90) days period, and the Defaulting Party has commenced and is diligently pursuing such remedy within such ninety (90) days period, in which case the Defaulting Party shall have an additional period of time (not to exceed one hundred and twenty (120) days after receipt of written notice of such default) to remedy such failure.

14.2	Events of Default. An event of default (“Event of Default”) under this Agreement shall exist upon the occurrence or continuance of any one (1) or more of the following events (the Party in default, whether by act or omission set out below, being the “Defaulting Party” and the Party not in default being the “non-Defaulting Party”):

(a)	failure by either Party to perform or meet in any material respect any material term, condition, covenant, agreement or obligation on the part of the User to be performed or met;

(b)	the making by the User of an assignment for the benefit of creditors, the filing by or against the User of a petition in bankruptcy, or the appointment of a receiver or trustee for the User or its properties;

(c)	any representation or warranty made by the User under this Agreement is false or incorrect in any material respect at the time it is made and is not remedied within thirty (30) days after receipt of a request from POF to do so.

14.3	Remedies.

(a)	Upon the occurrence and during the continuance of any Event of Default hereunder, the non-Defaulting Party shall have the right to pursue any remedy given under this Agreement, or now or hereafter existing under any Applicable Law.

(b)	The exercise by the non-Defaulting Party of any right or remedy against the Defaulting Party shall not preclude the simultaneous or successive exercise against the Defaulting Party of any other right or remedy provided for herein or permitted under any Applicable Law, whether or not such rights or remedies are consistent or inconsistent with any other right or remedy.

14.4	Effect of Termination.

(a)	If this Agreement is terminated POF shall be released and discharged from any obligations and liabilities arising or accruing under this Agreement from and after the date of termination. Termination of this Agreement shall however not discharge or relieve the User from any obligations or liabilities which may have accrued under this Agreement prior to such termination, or which may accrue out of or in respect of such termination.

(b)	The concession fees paid are not refundable but the concession rights are transferable to another party whom this Agreement may, with the express written consent of POF, be assigned so that the new party becomes the new user of the shared CUPR3.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by the laws of the U.A.E., and any dispute arising out of, or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be subject to the exclusive jurisdiction of the courts of Fujairah.

16.	LIABILITIES AND INDEMNITIES

16.1	It is understood and agreed that POF, its directors, employees, servants and agents shall not be liable or accountable to the User for any loss, damage, claim, demand, liability, cost or expense of any nature or kind whatsoever sustained by the User or its agents, employees or third parties either directly or indirectly resulting from any inadequacy for any purpose, or any defect (including latent defect) or mechanical failure of the CUPR3, or for loss or interruption of use of the CUPR3, or any loss of business profits or any other damage of any nature whatsoever and howsoever arising, unless caused by the wilful misconduct of POF.

16.2	The User acknowledges that POF is not the builder of the CUPR3 and that POF, its directors, employees, servants and agents have not made and POF do not make in this Agreement, any representations as to merchantability, satisfactory quality, condition, fitness or suitability of the CUPR3 for the purposes of the User or any other representation or warranty with respect to the CUPR3. The User agrees that its obligations under this Agreement (whether in respect of payment of fees or otherwise) shall not in any way be affected by any defect in (including any latent defect in), or failure of performance by, the CUPR3 and waive all claims of whatsoever nature howsoever arising against POF. The User is deemed to have satisfied itself as to the quality and sustainability of the CUPR3 for its purposes upon its initial application for use of the CUPR3 or execution of this Agreement whichever is the earliest.

16.3	The User confirms that it has not relied on any condition, warranty or representation by POF, its directors, employees, servants and agents (whether express or implied and whether arising by applicable law or otherwise) in relation to the CUPR3, including without limitation conditions, warranties or representations as to the description, suitability, merchantability, satisfactory quality, fitness for purpose, value, condition, design, or operation of any kind or nature of the CUPR3 and the benefit of any such condition, warranty or representation by POF is hereby irrevocably and unconditionally waived by the User, unless any damage arising therefrom was caused by POF’s wilful misconduct.

16.4	The User shall defend, indemnify and hold harmless POF from and against all claims, demands, liabilities, losses, damage, costs and expenses to the extent of the User’s negligence in connection with its performance of this Agreement, including as a result of oil or waste being discharged into the water environment (as these terms are defined in the applicable Environment Laws).

16.5	This Clause 16 shall survive the expiry or termination of this Agreement.

17.	ASSIGNMENT

The User may not assign any of its rights or obligations, in part or in whole, under this Agreement without the prior written consent of POF; provided, that such consent shall not be unreasonably withheld or delayed if the User has demonstrated to the reasonable satisfaction of POF that the proposed assignee has adequate legal, financial and technical status and ability to observe and perform the obligations of the assignor under this Agreement.

18.	CONFIDENTIAL INFORMATION

18.1	The following describes the procedures by which one Party (the “Disclosing Party”) may disclose Confidential Information to the other Party (the “Recipient”) under this Agreement.

18.2	The Disclosing Party reserves its ownership rights and, if applicable, its customers and Third Party contractors’ ownership rights, in and to Confidential Information disclosed hereunder.

18.3	In consideration of the disclosure by the Disclosing Party to the Recipient of the Confidential Information, the Recipient agrees that it and its officers, directors, partners, employees, Affiliates, agents, advisers, technology providers, suppliers, representatives, Lenders (including prospective Lenders) and outside auditors who have access to the Confidential Information (collectively, “Representatives”):

(a)	shall keep the Confidential Information confidential and shall not, without the prior written consent of the Disclosing Party or as allowed by this Agreement, disclose Confidential Information to Third Parties; and

(b)	shall not use Confidential Information other than for the purposes of (i) exercising its rights and fulfilling its obligations under this Agreement, (ii) evaluating the potential exercise of its rights under this Agreement, or (iii) the present or contemplated activities or operations of the Disclosing Party (collectively, the “Approved Uses”); provided, however, that Confidential Information may be used by a Party (including any Affiliate of a Party) in connection with the development, construction or operation of any plants, facility, machinery or equipment owned or operated by that Party or its Affiliate to the extent that such Confidential Information is free from restrictions on use imposed by any person not a Party hereto holding Intellectual Property in such Confidential Information. Moreover, the Recipient agrees to transmit the Confidential Information only to such of its Representatives who need to know the Confidential Information for the sole purpose of assisting the Recipient in the Approved Uses, who are informed of this Agreement, and who, when necessary to safeguard the Confidential Information have agreed in writing to obligations of confidentiality substantially equivalent to those contained in this Clause 19 or are otherwise subject to professional obligations of confidentiality. In any event, the Recipient shall take all reasonable measures to restrain its Representatives from prohibited or unauthorised disclosure or use of the Confidential Information.

18.4	If any portion of the Confidential Information is, pursuant to the advice of legal counsel, required to be disclosed by subpoena under any Applicable Law, litigation, or similar legal process, or to a governmental regulatory agency or commission of securities exchange, the Recipient shall promptly inform the Disclosing Party of the existence, terms and circumstances surrounding such request. The Recipient shall consult with the Disclosing Party on the advisability of taking legally-available steps to resist or narrow such request. The Disclosing Party may thereafter seek to obtain a protective order, and the Recipient shall reasonably cooperate with the Disclosing Party in its efforts to obtain a protective order.

18.5	The provisions of this Agreement and all other information, data, technology, trade secrets and know-how relating to the business of POF, or the User or any Affiliate thereof are Confidential Information. For the sake of clarity, the existence of this Agreement is not deemed to be Confidential Information.

18.6	The Parties acknowledge that the Confidential Information is valuable and the other Party would suffer irreparable harm if the Confidential Information (or any part of it) were to be disclosed to a Third Party or used otherwise than in accordance with the terms of this Agreement by any person to whom it has been disclosed.

18.7	Without prejudice to use and disclosure restrictions contained in any other agreement, the restrictions on use and disclosure agreed between the Parties in this Clause shall cease as to all Confidential Information on the date that there is two (2) years after the termination of this Agreement.

18.8	As a matter of clarification, nothing contained herein shall affect either Party disclosing information to a Governmental instrumentality or other authority lawfully requiring such information to be disclosed.

19.	FORCE MAJEURE

19.1	General. Subject always to the Applicable Laws including the Port Ordinance, the Port Regulations, except with respect to any obligations for the payment of money hereunder, whereby it is expressly agreed that unavailability of funds shall under no circumstances constitute a Force Majeure Event, neither the User nor POF shall be considered in default in the performance of their respective obligations under this Agreement or be responsible for any delays in the carrying out such obligations if and to the extent that such failure or delay is due to a Force Majeure Event; provided, however that the Force Majeure Event complained of directly and unavoidably affects the ability of the Party invoking this Clause 19.1 to perform its obligations under this Agreement, and such Party shall take all action which is reasonable to overcome any such delay or failure and to proceed with the performance of its obligations hereunder.

19.2	Notice. A party affected by a Force Majeure Event shall, promptly upon becoming aware of the existence thereof notify the other Party of the same and give reasonably full particulars thereof. Similarly, upon becoming aware of the cessation of such Force Majeure Event, the affected Party shall promptly notify the other Party of such cessation. Where feasible, the Force Majeure Event and cessation of same should be confirmed in writing by the local chamber of commerce or equivalent neutral body.

19.3	Discussions. If the Force Majeure Event is anticipated to continue or does continue for more than six (6) consecutive months or eight (8) months during any 12 (twelve) month period, the Parties shall meet to discuss what actions, if any, should be taken. If a Force Majeure Event is not resolved within a further three (3) months after the Parties have met pursuant to this Clause 19.3, then the Party suffering economic harm as a result of the Force Majeure Event may terminate this Agreement by written notice to the other Party.

20.	NOTICES

20.1	All notices, approvals, consents, agreements, invoices and other communications (collectively “Notices”) between the Parties shall be in writing and delivered by hand or recognised courier service or sent by telefax or email. Notices delivered by hand or courier shall be deemed received on the date of delivery. Notices delivered by telefax and email shall be deemed received on the date of transmission; provided, however that telefax transmissions are confirmed by electronic answer back transmission. All communications by telefax shall promptly be followed by delivery of the original by hand or registered mail.

20.2	All Notices from one Party to the other shall be send to the following addresses (unless changed by the appropriate notice):

(a)	PORT OF FUJAIRAH

Address:

PO Box 787
Fujairah
United Arab Emirates
Attention:
Fax: +971 9 222 8811
Email:

(b)	BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZC

Address:

PO Box 50170
Fujairah
United Arab Emirates
Attention: CEO/Vice Chairman
Email: [*****]

21.	MISCELLANEOUS

21.1	Entire Agreement. This Agreement, the Schedule(s) and the Appendices hereto constitute and contain the entire agreement of the Parties at the date of execution (and supersede any and all prior negotiations, correspondence understandings and agreements between the Parties) respecting the subject matter hereof.

21.2	Waiver. A waiver of any term, provision or condition of, or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given. No failure or delay on the part of a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other further exercise thereof or the exercise of any other right, power or privilege. No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Parties. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by any Applicable Law.

21.3	Amendments. This Agreement may be amended only by a written instrument signed by both Parties.

21.4	Third Party Beneficiaries. Except as otherwise expressly stated herein, nothing in this Agreement confers any rights on any person other than the Parties and no person other than a Party to this Agreement shall be entitled to enforce the provisions of this Agreement.

21.5	Severability. If any provision of this Agreement or part of it is rendered invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and the Parties shall promptly negotiate in good faith new provisions to eliminate the invalidity, illegality or unenforceability and to restore this Agreement as near as possible to its original intent and effect.

21.6	Counterparts. This Agreement may be executed in any number of counterparts. All such counterparts shall constitute but one and the same Agreement.

21.7	No Partnership. This Agreement shall not be construed as creating an association or partnership between the Parties or as imposing any partnership obligation or liability upon either Party. No Party shall have the right, power or authority to enter into agreements or undertakings for, or act on behalf of, or as an agent or representative of, or to otherwise bind, the other Party.

21.8	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

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